Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.
2440 Mall Drive – Charleston, S.C. 29406
843-529-5933 – FAX: 843-529-5883

NEWS	NEWS	NEWS	NEWS

Contact:	Dorothy B. Wright
Vice President/Investor Relations
And Corporate Secretary
(843) 529-5931 / (843) 729-7005 dwright@firstfinancialholdings.com

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES
DECLARATION OF DIVIDEND AND RESULTS OF ANNUAL MEETING

CHARLESTON, S.C., Feb. 3, 2010 (GLOBE NEWSWIRE) -- At the annual meeting of shareholders of First Financial Holdings, Inc. (“First Financial” or the “Company”) (Nasdaq:FFCH) held on January 28, 2010, James C. Murray announced his retirement as Chairman of the Boards of First Financial and First Federal Savings and Loan Association of Charleston (“First Federal”). At subsequent meetings, the Board of Directors elected Paula Harper Bethea as Chairman and Thomas J. Johnson as Vice Chairman of the Boards of First Financial and First Federal.

Also at the annual meeting, shareholders re-elected Paula Harper Bethea, Paul G. Campbell, Jr. and Ronnie M. Givens for three-year terms to expire January 2013. Hugh L. Willcox, Jr. was elected for a one-year unexpired term of Mr. Murray. Additionally, shareholders approved the advisory approval of the compensation of our named executive officers and ratified the appointment of Grant Thornton, LLP as our independent registered accounting firm for the fiscal year ending September 30, 2010.

Effective with the meeting, Mr. Murray was named Director Emeritus. A. Thomas Hood, President and Chief Executive Officer, stated, “We appreciate the many contributions Mr. Murray has made to our Company. We are very fortunate to have had his business experience and loyal service as a Director for 19 years.”

Ms. Bethea became a Director of First Financial and First Federal in 1996. Hood commented, “Ms. Bethea has 14 years of Board experience in virtually every aspect of our companies operations and governance. She has made extraordinary contributions to the First Financial and First Federal Boards. Ms. Bethea is one of the most recognized and respected leaders in our state having been named, along with her husband Bill, South Carolina’s Business Leaders of the Year in 2006 by the South Carolina Chamber of Commerce. We are very pleased to have her serve as Chairman of First Financial and First Federal.”

Mr. Johnson was elected to the Board of Directors of First Financial and First Federal in 1998. Hood commented, “Mr. Johnson’s contributions have impacted every aspect of our financial operations at the bank and holding company. He is a very successful businessman with operations spanning the Southeast. His continued leadership will greatly benefit our Company and the communities we serve.”

The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.05 per share. The dividend is payable February 26, 2010, to stockholders of record as of February 12, 2010. Hood concluded, “Our board of directors continues to carefully evaluate the level of our dividend. We continue to believe there is a critical need to preserve our strong capital base through these challenging economic times.”

First Financial is the holding company for First Federal Savings and Loan Association of Charleston, which operates 65 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick, New Hanover and Pender counties in coastal North Carolina offering banking, trust and pension administration services. The Company also provides insurance and brokerage services through First Southeast Insurance Services, The Kimbrell Insurance Group and First Southeast Investor Services.

For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com or contact Dorothy B. Wright, Vice President-Investor Relations and Corporate Secretary, (843) 529-5931.